Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Frontier Financial Corporation

We consent to the incorporation by reference in Registration Statement Numbers 333-48805, 333-73217, 333-54362, 333-37242, 333-50882 and 333-136298 on Forms S-8 of Frontier Financial Corporation, of our report dated February 29, 2008, with respect to the consolidated balance sheets of Frontier Financial Corporation as of December 31, 2007 and December 31, 2006, and the related consolidated statements of income, shareowners’ equity and cash flows for the three years ended December 31, 2007, and in our same report, with respect to Frontier Financial Corporation, the effectiveness of internal control over financial reporting, which is included in the annual report on Form 10-K of Frontier Financial Corporation, for the year ended December 31, 2007.

/s/ Moss Adams LLP

Everett, Washington
February 29, 2008